[CONFORMED AS EXECUTED]

SECOND INCREMENTAL COMMITMENT AGREEMENT

As of December 21, 2004

Ameristar Casinos, Inc.
3773 Howard Hughes Parkway
Suite 490S
Las Vegas, Nevada 89109

re Incremental Commitment

Gentlemen:

Reference is hereby made to the Credit Agreement, dated as of December 20, 2000 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among Ameristar Casinos, Inc. (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), and Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company), as Administrative Agent (the “Administrative Agent”). Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings set forth in the Credit Agreement.

Each Lender (each an “Incremental Lender”) party to this letter agreement (this “Agreement”) hereby severally agrees to provide the Incremental Commitment(s) set forth opposite its name on Annex I attached hereto (for each such Incremental Lender, its “Incremental Commitment”); provided that the proceeds of any Term Loans made pursuant to the Incremental Commitments shall be utilized by the Borrower solely to finance the Black Hawk Acquisition. Each Incremental Commitment provided pursuant to this Agreement shall be subject to the terms and conditions set forth in the Credit Agreement, including Section 1.14 thereof.

Each Incremental Lender, the Borrower and the Administrative Agent acknowledge and agree that the Incremental Commitment(s) provided pursuant to this Agreement shall constitute an Incremental Commitment(s) of the respective Tranche specified in Annex I attached hereto and, upon the incurrence of Loans pursuant to such Incremental Commitments, shall constitute Loans under such specified Tranche for all purposes of the Credit Agreement and the other Credit Documents. Each Incremental Lender and the Borrower further agree that, with respect to the Incremental Commitment provided by it pursuant to this Agreement, such Incremental Lender shall receive such upfront fees, if any, equal to that amount set forth opposite its name on Annex I hereto, which upfront fee shall be due and payable to such Incremental Lender upon the Agreement Effective Date (as defined in Annex I) or as otherwise specified in said Annex I.

Furthermore, each of the parties to this Agreement hereby agree to the terms and conditions set forth on Annex I hereto in respect of each Incremental Commitment provided pursuant to this Agreement.

Each Incremental Lender party to this Agreement (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to become a Lender under the Credit Agreement, (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and the other Credit Documents, (iii) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent and the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Credit Documents are required to be performed by it as a Lender, and (v) in the case of each lending institution organized under the laws of a jurisdiction outside the United States, attaches the forms prescribed by the Internal Revenue Service of the United States, certifying as to its entitlement to a complete exemption from United States withholding taxes with respect to all payments to be made under the Credit Agreement and the other Credit Documents.

The Borrower acknowledges and agrees that (i) it shall be liable for all Obligations with respect to the Incremental Commitment(s) provided hereby including, without limitation, any Loans made pursuant thereto and (ii) all such Obligations (including any such Loans) shall be entitled to the benefits of the Security Documents.

Each Guarantor acknowledges and agrees that all Obligations with respect to the Incremental Commitment(s) provided hereby and any Loans made pursuant thereto shall (i) be fully guaranteed pursuant to the respective Guaranty in accordance with the terms and provisions thereof and (ii) be entitled to the benefits of the Security Documents.

You may accept this Agreement by signing the enclosed copies in the space provided below, and returning one copy of same to us before the close of business on December 21, 2004. If you do not so accept this Agreement by such time, our Incremental Commitment(s) set forth in this Agreement shall be deemed canceled.

After the execution and delivery to the Administrative Agent of a fully executed copy of this Agreement (including by way of counterparts and by facsimile transmission) by the parties hereto, this Agreement may only be changed, modified or varied by written instrument in accordance with the requirements for the modification of Credit Documents pursuant to Section 13.12 of the Credit Agreement.

In the event of any conflict between the terms of this Agreement and those of the Credit Agreement, the terms of the Credit Agreement shall control.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

Very truly yours,
DEUTSCHE BANK TRUST COMPANY AMERICAS
By: /s/ Mary Kay Coyle

Title: Managing Director

Agreed and Accepted this 21st
day of December, 2004:

AMERISTAR CASINOS, INC.

By: /s/ Peter C. Walsh
Title: Senior Vice President & General Counsel

DEUTSCHE BANK TRUST COMPANY
AMERICAS (f/k/a Bankers Trust Company),
as Administrative Agent

By: /s/ Mary Kay Coyle
Title: Managing Director

Each Guarantor acknowledges and agrees to the foregoing provisions of this Incremental Commitment Agreement, specifically including the acknowledgments and agreements made by it pursuant to the seventh paragraph of the Agreement.

AMERISTAR CASINO VICKSBURG, INC.,
AMERISTAR CASINO COUNCIL BLUFFS, INC.,
CACTUS PETE’S, INC.,
A.C. FOOD SERVICES, INC.,
AMERISTAR CASINO ST. LOUIS, INC.,
AMERISTAR CASINO KANSAS CITY, INC.,
AMERISTAR CASINO ST. CHARLES, INC.,
AMERISTAR CASINO LAS VEGAS, INC.
AMERISTAR CASINO BLACK HAWK, INC.
RICHMOND STREET DEVELOPMENT, INC.,
each as a Guarantor

By: /s/ Peter C. Walsh
Title: Vice President

ANNEX I TO INCREMENTAL COMMITMENT AGREEMENT DATED DECEMBER 21, 2004

TERMS AND CONDITIONS FOR
INCREMENTAL COMMITMENT AGREEMENT

1. INCREMENTAL COMMITMENTS

Name of Incremental Lender	Amount of B-1 Term Loan Commitment
Deutsche Bank Trust Company Americas	$115,000,000
Total	$115,000,000

2. Designation of Tranche of Incremental Term Loan Commitments (and Incremental Term Loans to be funded thereunder): B-1 Term Loan Tranche.

3. Incremental Term Loan Maturity Date: The B-1 Term Maturity Date provided in the Credit Agreement.

4. Dates for, and amounts of, Incremental Term Loan Scheduled Repayments: Calculated as provided in Section 4.02(c) of the Credit Agreement.

5. Other Fees: The fee set forth in Section 1.14(b)(ii) of the Credit Agreement.

6. Interest Rates: The interest rate applicable to B-1 Term Loans pursuant to the Credit Agreement.

7. Specified Tranche: Not Applicable.

8. Conditions Precedent:

In addition to the conditions to the making of Incremental Loans under the Credit Agreement (including, without limitation, those set forth in Section 1.14 and Section 6), the obligation of each Incremental Lender party hereto to make the Term Loans pursuant to the Incremental Commitments shall be subject to the following conditions:

(i) the structure and all terms of, and the documentation for, the Black Hawk Acquisition shall be satisfactory in form and substance to the Administrative Agent and such documentation shall be in full force and effect and the Black Hawk Acquisition shall have been consummated in accordance with the respective documentation therefor and all applicable laws;

(ii) no Default or Event of Default shall have occurred and be continuing and all representations and warranties contained in the Credit Agreement or any other Credit Document are true and correct in all material respects;

(iii) all necessary and material governmental (domestic and foreign) approvals and/ or consents in connection with the Black Hawk Acquisition and the incurrence of Term Loans made pursuant to the Incremental Commitments shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents, or imposes materially adverse conditions upon the consummation of the Black Hawk Acquisition. In addition, all necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the incurrence of the Loans shall have been obtained and remain in effect. Additionally, there shall not exist any judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon the Black Hawk Acquisition or the Loans or the transactions contemplated herein.

(iv) since December 31, 2003, nothing shall have occurred (and the Administrative Agent shall not have become aware of any facts or conditions not previously known) which the Administrative Agent shall determine has had, or could reasonably be expected to have, a Material Adverse Effect (both before and immediately after giving pro forma effect to the Black Hawk Acquisition);

(v) no litigation by any entity (private or governmental) shall be pending or threatened with respect to the Black Hawk Acquisition or any documentation executed in connection therewith, or which the Administrative Agent shall determine has had, or could reasonably be expected to have, a Material Adverse Effect (both before and immediately after giving pro forma effect to the Black Hawk Acquisition);

(vi) the Administrative Agent shall have received (i) from Gibson, Dunn & Crutcher LLP, special counsel to the Borrower and its Subsidiaries, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Agreement Effective Date, which shall be in form and substance reasonably satisfactory to the Administrative Agent, (ii) from Holme Roberts & Owen LLP, special counsel to the Borrower and its Subsidiaries, an opinion addressed to the Administrative Agent and each of the Lenders, which shall be in form and substance reasonably satisfactory to the Administrative Agent and shall cover the perfection of the security interests granted pursuant to the Mortgage, Colorado Gaming Regulations and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request and (iii) from Schreck Brignone LLP, special counsel to the Borrower and its Subsidiaries, an opinion addressed to the Administrative Agent and each of the Lenders, which shall be in form and substance reasonably satisfactory to the Administrative Agent;

(vii) the incurrence of the Incremental Loans shall be in full compliance with all applicable requirements of the margin regulations;

(viii) all costs, fees, expenses (including, without limitation, reasonable legal fees and expenses) and other compensation contemplated hereby, payable to the Lenders or the Administrative Agent shall have been paid to the extent due; and

(ix) the Administrative Agent shall have received a certificate in the form of Exhibit A attached hereto from the chairman of the board, president, any vice president, the treasurer, any other financial officer or an authorized manager of the Borrower, dated the Agreement Effective Date, certifying that (i) the conditions set forth in this paragraph 8 (excluding any items to be determined by the Administrative Agent) have been satisfied and (ii) the Asset Purchase Agreement, dated as of May 28, 2004, by and between Windsor Woodmont Black Hawk Resort Corp. and the Borrower and all amendments thereto are in full force and effect (such date of the satisfaction of the conditions set forth in this paragraph 8, the “Agreement Effective Date”).

9. Conditions Subsequent:

The Borrower shall, or cause its Subsidiaries to:

(i) amend each Mortgage and each Ship Mortgage in a manner reasonably satisfactory in form and substance to the Administrative Agent to secure the Obligations with respect to the Incremental Commitment provided hereby and any Loans made pursuant thereto;

(ii) update all Mortgage Policies, the endorsement thereto being subject to the mortgagee’s reasonable approval;

(iii) obtain and deliver to the Administrative Agent any and all consents from or notices to third parties (including, without limitation, tenants, Gaming Authorities and the Iowa Department of Natural Resources), as applicable;

(iv) deliver to the Collateral Agent (A) a Mortgage covering all real property acquired pursuant to the Black Hawk Acquisition (the “Black Hawk Property”), (B) a Mortgage Policy for the Black Hawk Property, (C) flood insurance covering the Black Hawk Property, by an insurer reasonably satisfactory to the Collateral Agent and in an amount reasonably satisfactory to the Administrative Agent, (D) an ALTA survey of the Black Hawk Property certified to the Collateral Agent and (E) copies of all leases affecting the Black Hawk Property together with fully executed Subordination, Non-Disturbance and Attornment Agreements, in form and substance satisfactory to the Collateral Agent, if requested by the Collateral Agent;

It shall constitute a Default if the conditions contained in this paragraph 9 are not satisfied within ten (10) days of receipt by the Borrower of written notice of such failure of condition from the Administrative Agent, given more than thirty (30) days after the Agreement Effective Date, and an Event of Default if such conditions are not satisfied in a manner reasonably satisfactory in form and substance to the Administrative Agent within thirty (30) days of receipt by the Borrower of written notice of such Default from the Administrative Agent. The Borrower agrees to pay all costs and expenses in connection with the negotiation and execution of the amendments to the Mortgages, Ship Mortgages, deeds of trust and any and all other agreements and documents relating to the Real Property or the Ship Property, including, without limitation, recordation and filing fees, taxes, reasonable attorneys’ fees and expenses, and, to the extent incurred in connection with updating the Mortgage Policies, charges for title examination and title insurance premiums. In addition, the Borrower acknowledges that certain notice filings with respect to this Agreement need to be completed pursuant to the Gaming Regulations applicable to the Borrower and its Subsidiaries. The Borrower agrees to complete all such filings, and to cause its Subsidiaries to complete such filings, in a timely manner and to notify the Administrative Agent upon the completion thereof.

10. Commitment Termination.

The commitment of each Incremental Lender under this Agreement shall terminate on January 31, 2005 unless the Black Hawk Acquisition has been consummated and the Term Loans contemplated herein have been incurred on or prior to such date. The Borrower shall have the right, at any time upon written notice to the Administrative Agent, to terminate the commitment of the Incremental Lenders under this Agreement.

INCREMENTAL COMMITMENT AGREEMENT OFFICER’S CERTIFICATE

I, the undersigned, [Authorized Officer] of AMERISTAR CASINOS, INC., a corporation organized and existing under the laws of the State of Nevada (the “Company”), do hereby certify on behalf of the Company that:

1. This Certificate is furnished pursuant to paragraph 8(ix) of Annex I to the Second Incremental Commitment Agreement, dated as of December 21, 2004, among the Borrower, Deutsche Bank Trust Company Americas, as Incremental Lender and the Administrative Agent. and the Subsidiary Guarantors named therein (the “Incremental Commitment Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Incremental Commitment Agreement.

2. On the date hereof, all of the conditions set forth in paragraph 8 of Annex I to the Incremental Commitment Agreement (excluding any items to be determined by the Administrative Agent) have been satisfied.

3. Attached hereto as Annex A is a true and correct copy of the Asset Purchase Agreement, dated as of May 28, 2004, by and between Windsor Woodmont Black Hawk Resort Corp. and Ameristar Casinos, Inc. and all amendments thereto, which is in full force and effect.

IN WITNESS WHEREOF, I have hereunto on behalf of the Company set my hand this    day of December, 2004.

AMERISTAR CASINOS, INC.
By
Name:
Title: